CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI Aerostructures Comments on Unusual Trading Activity

Edgewood, NY – Oct. 30, 2025 – CPI Aerostructures, Inc. (“CPI Aero” or the “Company”) (NYSE American: CVU) today issued the following statement pursuant to Section 401(d) of the NYSE American Company Guide and at the request of the NYSE American, in connection with today’s unusual trading activity in the Company’s common stock:

The Company has conducted internal review and inquiries and confirms that it is not aware of any material, undisclosed corporate developments that would account for the unusual trading activity observed today.

Earlier today, CPI Aero issued a press release announcing that it received an order from Raytheon to manufacture structural missile wing assemblies for an undisclosed platform. The order is in line with similar orders previously announced by the Company in the ordinary course of business.

CPI Aero will continue to monitor trading activity and will comply with its disclosure obligations under applicable law and NYSE American listing standards. Investors are encouraged to rely only on CPI Aero’s official press releases and filings with the U.S. Securities and Exchange Commission for accurate and up-to-date information.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect the Company’s current expectations regarding future events and are based on assumptions and subject to risks and uncertainties that could cause actual outcomes to differ materially from those expressed or implied. Forward-looking statements speak only as of the date of this release, and CPI Aero undertakes no obligation to update or revise them except as required by law.

Contacts:
Investor Relations Counsel	CPI Aerostructures, Inc.
Alliance Advisors IR	Pamela Levesque
Jody Burfening	Interim Chief Financial Officer
(212) 838-3777	(631) 586-5200
cpiaero@allianceadvisors.com	plevesque@cpiaero.com